Exhibit 3.1

ATTACHMENT TO

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

OF

MOBIVITY HOLDINGS CORP.

Article IV of the Restated Articles of Incorporation of Mobivity Holdings Corp., a Nevada corporation is hereby amended to read in its entirety as follows:

ARTICLE IV

AUTHORIZATION OF CAPITAL STOCK

The corporation shall have the authority to issue an aggregate of 200,000,000 shares of common stock, with a par value of $0.001 per share (hereinafter “Common Stock”). The Corporation shall also have the authority to issue a class of preferred stock hereby designated as “Non-Voting Preferred Stock” consisting of 150,000,000 shares, par value $0.001 per share. The Non-Voting Preferred Stock shall be identical in all respects to the common stock of the Corporation, except as follows:

(a) Voting Rights. Holders of Non-Voting Preferred Stock shall have no voting rights unless (and then only to the extent) mandatorily required by the Nevada Revised Statutes, and for the avoidance of doubt, any such right to vote otherwise provided under Nevada Revised Statutes 78.2055, 78.207 or 78.390 is hereby specifically denied.

(b) Anti-Dilution. Each share of Non-Voting Preferred Stock shall be convertible, at any time and at the option of the holder thereof, into such number of share(s) of Common Stock equal to the quotient resulting from dividing (i) the original issuance price of such share of Non-Voting Preferred Stock by (ii) the Conversion Price (as defined below). As of the date of the first issuance of any share(s) of Non-Voting Preferred Stock (the “Issuance Date”), the “Conversion Price” of each share of Non-Voting Preferred Stock shall be equal to the original issuance price of such share of Non-Voting Preferred Stock, provided that effective immediately after the consummation by the Corporation of the first issuance of Common Stock after the Issuance Date having an offering price per share of Common Stock less than the Conversion Price (the “Capital Raise Per-Share Offering Price”) and an aggregate offering price of at least Five Million Dollars ($5,000,000) (such first issuance, the “First Qualifying Issuance”), the Conversion Price shall be reduced to the Capital Raise Per-Share Offering Price. For the avoidance of doubt, the Conversion Price shall only be subject to such adjustment in the event of, and in connection with, the First Qualifying Issuance, and shall not be subject to any other adjustment for any reason.

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[Attachment to Certificate of Amendment – Mobivity Holdings Corp.]